Exhibit 10.14

Chief Scientific Adviser Agreement

This Chief Scientific Adviser (the “Agreement”) is made effective as of January __, 2022, by and between ASP Isotopes Inc., a Delaware corporation (the “Company”), and Dr Einar Ronander, an individual resident in South Africa (the “Adviser”).

WHEREAS, the Company’s Board of Directors (the “Board”) desires to obtain the advice and counsel of the Adviser regarding matters within the Adviser’s experience and expertise and the Company’s actual or potential business, technology and products;

WHEREAS, the Board would like to engage the Adviser as an independent contractor to act as Chief Scientific Adviser to the Board, and the Adviser is willing to provide advice and services to the Board on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company wishes to protect and preserve the confidentiality of certain Confidential Information (as defined herein) which the Company considers vital to its business and goodwill and protect it from misuse.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Service as Chief Scientific Adviser. The Adviser shall serve as Chief Scientific Adviser to the members of the Board on a non-exclusive basis for the term of this Agreement. The Adviser shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Adviser shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Board. The Adviser agrees to take no action that expresses or implies that the Adviser has such power or authority.

2. Duties. During the term of this Agreement, the Adviser will provide advice and counsel to the members of the Board as may be reasonably requested from time to time, including by rendering the services described on Schedule 0 to this Agreement to the Board. The Adviser will report directly to the members of the Board in the course of performing the Adviser’s duties, unless otherwise expressly directed by the members of the Board.

3. Term. This Agreement shall have a term of one (1) year, and shall renew automatically for successive one (1) year periods, provided that either party may terminate the Agreement, with or without reason, by written notice to the other, and provided further that the provisions of Section 4.2, Section 6, Section 7 and Section 9.2 shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, pro rata fees and unpaid expenses through the termination date shall be paid to the Adviser promptly thereafter.

4. Fees.

4.1 As compensation for the Adviser’s services under this Agreement, the Company shall pay to the Adviser the compensation described on Schedule 0 to this Agreement.

4.2 The Adviser agrees to pay all federal, state and local taxes applicable to any compensation paid to the Adviser pursuant to this Agreement. The terms and provisions of this Section 4.2 shall survive termination or expiration of this Agreement.

5. Expenses. The Company agrees to reimburse the Adviser promptly for reasonable out-of-pocket expenses incurred in connection with the Adviser’s services, provided that any single expense item in excess of $1,500 or monthly expense in excess of $3,000 in the aggregate shall require pre-approval by the Company, and the Adviser shall provide appropriate documentation of all expenses.

6. Indemnification. In the performance of services under this Agreement, the Adviser shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of willful misconduct. The Company agrees to indemnify and hold the Adviser harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Adviser may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs) or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Adviser’s willful misconduct or fraud, or material breach this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7. Confidential Information; Developments; Non-Solicitation.

7.1 As used in this Agreement, “Confidential Information” means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Adviser, or discovered by the Adviser through any means, including observation, including, but not limited to, information about the Company’s employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; manufacturing processes and methods, operating technique, practice, course of dealing, plan or strategy, sources of supply, customer lists and markets; sales, profits, pricing, other financial data and know-how; financial projections, business plans, marketing plans, marketing materials, logos and designs; personnel statistics; research; computer hardware and software; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, inventions, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Adviser. “Confidential Information” shall not include:

(a) information that is publicly available as of the date of this Agreement; or

(b) information that subsequently becomes publicly available or generally known in the industry through no fault of the Adviser, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2 The Adviser shall retain all Confidential Information in trust for the sole benefit of the Company, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Adviser shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Adviser’s services under this Agreement. Adviser agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure. Upon expiration or termination of this Agreement and upon the Company’s request during the term of this Agreement, the Adviser shall promptly return any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3 The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Adviser or jointly with others in the course of the Adviser’s performance of services under this Agreement or using the Company’s Confidential Information (collectively, “Developments”). The Adviser agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Adviser hereby assigns to the Company or its designee all of the Adviser’s right, title and interest in and to any and all Developments. The Adviser agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Adviser shall sign all documents which may be necessary or desirable in order to protect the Company’s rights in and to any Developments, and the Adviser hereby irrevocably designates and appoints each officer of the Company as the Adviser’s agent and attorney-in-fact to execute any such documents on the Adviser’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 7.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Adviser’s own time, unless the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Adviser for the Company.

7.4 The Adviser acknowledges that the Company competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve the Company’s business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree that the Company shall have the right to immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 7, without security or bond, in addition to any other remedies that may be available to the Company at law or in equity. The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

7.5 As additional protection for Confidential Information, Adviser agrees that during the period it is providing services under this Agreement, and for one year thereafter, Adviser will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

8. Publicity. The Company shall, with prior written approval by the Adviser, have the right to use the name, biography and picture of the Adviser on the Company’s website, marketing and advertising materials.

9. Other Relationships.

9.1 During the term of this Agreement, the Adviser shall provide the Company with prior written notice if the Adviser intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. It is understood that, in such event, the Company will review whether the Adviser’s activities are consistent with the Adviser remaining an adviser to the Company.

9.2 During the period that is six (6) months after the expiration or termination of this Agreement, the Adviser shall provide the Company with written notice any time that the Adviser provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company. This Section 9.2 shall survive termination or expiration of this Agreement.

9.3 Notwithstanding anything to the contrary contained herein, the Company hereby consents to the Adviser providing services, as an employee, consultant or otherwise, to the following companies: Klydon Proprietary Limited, a South Africa company.

10. No Conflicts. The Adviser represents and warrants to the Company that the Adviser is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Adviser is bound.

11. Notices. Notices are to be delivered in writing, in the case of the Company, to thye Company’s then-current principal place of business, attention: Chief Executive Officer, and in the case of the Adviser, to the address or email address set forth below Adviser’s signature hereto, or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail.

12. Parties in Interest. This Agreement is made solely for the benefit of the Adviser and the Company, its shareholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

13. Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

14. Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

15. Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Adviser.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASP Isotopes Inc.

By:	/s/ Paul Mann
Name:	Paul Mann
Title:	Chief Executive Officer

Adviser:

/s/ Einar Ronander
Dr Einar Ronander

Address:	Building 46, CSIR Campus
Meiring Naude Road
Brummeria, Pretori, 0184

Email:	einar.ronander@klydon.co.za

Schedule 1

DUTIES

As a Board Adviser, you shall:

●	Maintain the role of Chief Scientific Advisor. Should the Company create a Scientific Advisory Board in the future, you will be deemed to be the chairman of that Scientific Advisory Board.

●	Attend and participate in Board meetings at the board’s invitation only. If you are invited to attend a Board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the Board.

●	Participate in advisory calls with members of the Board or Company’s senior management.

●	Be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board or Company’s senior management on an as-needed basis.

Schedule 2

COMPENSATION

As compensation for the Adviser’s services under this Agreement, the Company shall pay to the Adviser a fee of Fifty Thousand Dollars ($50,000) each fiscal quarter, which shall be paid on or about March 31, June 30, September 30, December 31 for services provided during the quarter just ended.

The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on the Adviser’s behalf. However, the Company may file informational returns with the appropriate federal and state agencies regarding such payments. The Adviser is solely responsible for the payment of all taxes and contributions on the Adviser’s behalf.

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